UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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GENERAL MOTORS COMPANY

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G  E  N  E  R  A  L    M  O   T  O  R  S

GM URGES SHAREHOLDERS TO VOTE TODAY ON THE WHITE PROXY CARD FOR ALL OF GM’S NOMINEES AND AGAINST THE GREENLIGHT PROPOSAL

We are rapidly approaching the June 6 Annual Meeting and your vote is extremely important to the future of GM

The facts are clear: Your Board and management team are driving change and executing a successful plan to increase the value of your investment.

We:

∎	have delivered three years of record results(1);

∎	outperformed all other global automotive OEM peers in Total Shareholder Return in 2016; and

∎	expect to return approximately $25B to shareholders from 2012 through the end of 2017.

We continue to take focused, disciplined action that is working:

∎	We are enhancing our core business, investing in initiatives that are establishing our leadership position in the future of personal mobility and deploying capital to higher-return opportunities, including advanced technologies.

∎	We’ve exited unprofitable markets, streamlined our operations, launched dozens of award-winning products around the world, strengthened our financing arm for competitive advantage, enhanced our capital structure and increased our overall efficiency.

∎	The results we’ve delivered demonstrate our commitment to increasing value for all our shareholders: EPS-diluted increased 152% to $6.00 from 2013 to 2016, while EPS-diluted-adjusted increased 92% to a record $6.12 over the same period.

Our strong foundation, lower cost base, reduced risk and the increased flexibility we’ve created will enable us to take further action – operational, financial and technological – to deliver increased value for our shareholders.

GM’s Board is Driving Change

GM’s current Board features outstanding leaders with proven experience and deep expertise in strategic development and oversight, finance, capital markets and risk management. And with three new directors joining in just the past two years, we are constantly bringing fresh perspectives to the Board. We believe the current GM Board is composed of the best people – the right people – to lead us through this period of unprecedented industry change.

In our view, the best choice for shareholders is clear: vote FOR ALL of GM’s world-class nominees and support GM on its path of continued value creation.

We Believe Greenlight’s Flawed Plan Will Not Create Value

In contrast, we believe Greenlight’s flawed, high-risk proposal will not create value for our shareholders, and threatens to derail our progress and harm your investment.

∎	A dual-class share structure would not help GM sell more cars, drive higher profitability or generate greater cash flow.

∎	Greenlight’s value creation hypothesis is entirely speculative, as the proposal has no positive effect on our underlying business or cash flows.

∎	Even worse, Greenlight’s idea would reduce the flexibility we need to take actions that will unlock value and, further, would not address the industry-wide issues affecting our valuation.

Plus, the rating agencies have already weighed in: Greenlight’s financial engineering experiment would likely cause a downgrade of GM’s investment-grade credit rating, which would significantly and adversely affect our cost of capital and GM Financial.

(1) Represents core operating performance (i.e., adjusted for major recall campaigns)

We Believe Greenlight’s Nominees Will Divert More Resources to the Wrong Idea

Greenlight has made clear that it nominated its director candidates specifically to advance the Greenlight proposal. Make no mistake: we believe a vote for any of Greenlight’s nominees is a vote for Greenlight’s financial engineering experiment, for more risk and for greater instability.

Your Board and management have already spent many months and significant resources analyzing Greenlight’s proposal objectively and thoroughly. There is no new information to change the Board’s conclusion that the proposal would undermine our progress and put your investment at risk. Electing Greenlight’s nominees would simply divert additional time and resources away from important initiatives to drive further change and increase shareholder value.

TO ASSURE THAT WE ARE ABLE TO FOCUS OUR RESOURCES AND ATTENTION ON ADVANCING CHANGE AND INCREASING VALUE, IT IS IMPORTANT THAT YOU VOTE TODAY ON THE WHITE PROXY CARD FOR ALL OF GM’S NOMINEES AND AGAINST THE GREENLIGHT PROPOSAL.

Because Time is Short,

WE ENCOURAGE SHAREHOLDERS TO VOTE

Electronically or Over the Phone Today.

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 825-8964

Shareholders Outside the U.S. and Canada Call: +1 (412) 232-3651

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER: We urge you NOT to vote using any green card sent to you by

Greenlight, as doing so will revoke your vote on the WHITE proxy card.

Forward Looking Statements: This document may include forward-looking statements. These statements are based on current expectations about possible future events and thus are inherently uncertain. Our actual results may differ materially from forward-looking statements due to a variety of factors, including: (1) our ability to deliver new products, services and experiences that attract new, and are desired by existing, customers and to effectively compete in autonomous, ride-sharing and transportation as a service; (2) sales of full-size pick-up trucks and SUVs, which may be affected by increases in the price of oil; (3) the volatility of global sales and operations; (4) aggressive competition, including the impact of new market entrants; (5) changes in, or the introduction of novel interpretations of, laws, regulations or policies particularly those relating to free trade agreements, tax rates and vehicle safety and any government actions that may affect the production, licensing, distribution, pricing, or selling of our products; (6) our joint ventures, which we cannot operate solely for our benefit and over which we may have limited control; (7) compliance with laws and regulations applicable to our industry, including those regarding fuel economy and emissions; (8) costs and risks associated with litigation and government investigations; (9) compliance with the terms of the Deferred Prosecution Agreement; (10) our ability to maintain quality control over our vehicles and avoid recalls and the cost and effect on our reputation and products; (11) the ability of suppliers to deliver parts, systems and components without disruption and on schedule; (12) our dependence on our manufacturing facilities; (13) our ability to realize production efficiencies and cost reductions; (14) our ability to successfully restructure operations in various countries; (15) our ability to manage risks related to security breaches and other disruptions to vehicles, information technology networks and systems; (16) our ability to develop captive financing capability through GM Financial; (17) significant increases in pension expense or projected pension contributions; (18) significant changes in the economic, political, and regulatory environment, market conditions, and foreign currency exchange rates; and (19) uncertainties associated with the consummation of the sale of Opel/ Vauxhall to the PSA Group, including satisfaction of the closing conditions. A further list and description of these risks, uncertainties and other factors can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and our subsequent filings with the Securities and Exchange Commission. GM cautions readers not to place undue reliance on forward-looking statements. GM undertakes no obligation to update publicly or otherwise revise any forward-looking statements.

Non-GAAP Measures: See our Form 10-K and Form 10-Q reports filed with the SEC for a description of certain non-GAAP measures used by GM, including EBIT-adjusted, EPS-diluted adjusted, ROIC-adjusted, and adjusted automotive free cash flow, along with a description of various uses for such measures. Our calculation of these non-GAAP measures are set forth within these reports and may not be comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for, related U.S. GAAP measures.

Important Additional Information Regarding Proxy Solicitation: General Motors Company (“GM”) has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for GM’s 2017 Annual Meeting. GM, its directors and certain of its executive officers may be deemed participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of GM’s directors and executive officers and their respective interests in GM by security holdings or otherwise is set forth in the definitive proxy statement. Details concerning the nominees of GM’s Board of Directors for election at the 2017 Annual Meeting are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the definitive proxy statement and other relevant documents filed by GM free of charge from the SEC’s website, www.sec.gov. GM’s shareholders can also obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed by GM by directing a request by mail to GM Shareholder Relations at General Motors Company, Mail Code 482-C23-D24, 300 Renaissance Center, Detroit, Michigan 48265 or by email to shareholder.relations@gm.com, by calling GM’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-877-825-8964, or from the investors section of GM’s website, http://www.gm.com/investors.

Reconciliation of EBIT-Adjusted and EPS-Diluted-Adjusted ($B, except Margin and EPS)	2013	2014	2015	2016

Net income attributable to stockholders	5.3	3.9	9.7	9.4
Subtract:
Automotive Interest Expense	(0.3)	(0.4)	(0.4)	(0.6)
Automotive Interest Income	0.2	0.2	0.2	0.2
Gain (loss) on extinguishment of debt	(0.2)	0.2	0.4	—
Income Tax Benefit (Expense)	(2.1)	(0.2)	1.9	(2.4)
Add Back Special Items (1) :
Ignition switch recall and related legal matters	—	0.4	1.8	0.3
Recall campaign catch-up adjustment	—	0.9	—	—
Thailand asset impairments	—	0.2	0.3	—
Venezuela currency devaluation and asset impairment	0.2	0.4	0.7	—
Russia exit costs and asset impairment	—	0.2	0.4	—
Goodwill impairment charges	0.4	0.1	—	—
Korea wage litigation	(0.6)	—	—	—
Holden asset impairments	0.5	—	—	—
India asset impairments	0.3	—	—	—
Chevrolet Europe exit costs	0.6	—	—	—
Gain on sale of equity investment in Ally Financial	(0.5)	—	—	—
Other	(0.1)	0.1	—	—
Total Special items	0.8	2.3	3.2	0.3
EBIT-Adjusted	8.6	6.5	10.8	12.5
EBIT-Adjusted Margin	5.5%	4.2%	7.1%	7.5%
Diluted earnings per common share	2.38	1.65	5.91	6.00
Adjustments	1.11	1.73	1.68	0.19
Tax effect of adjustments	(0.03)	(0.33)	(0.13)	(0.07)
Tax adjustments	(0.28)	—	(2.44)	—
Impact of costs related to recall	—	1.07	—	—
EPS-Diluted-Adjusted	3.18	3.05	5.02	6.12

(1) Included in operating income

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